Exhibit 4.3

Orbital ATK, Inc.

2016 Employee Stock Purchase Plan

SECTION 1.                         PURPOSE OF PLAN

The Orbital ATK, Inc. 2016 Employee Stock Purchase Plan (the “Plan”) of Orbital ATK, Inc. (the “Company”) and the Participating Subsidiaries is designed to encourage and assist Employees to acquire an equity interest in the Company through the purchase of shares of Company common stock and thereby provide those Employees with an incentive to contribute to the profitability and success of the Company, and to provide a benefit that will assist the Company in competing to attract and retain valuable employees.  This Plan is intended to constitute an “employee stock purchase plan” within the meaning of Section 423 of the Code for one or more Offerings and is for the exclusive benefit of eligible Employees of the Company and the Participating Subsidiaries.

SECTION 2.                         DEFINITIONS.  For the purposes of the Plan, in addition to the terms defined in Section 1, terms are defined as set forth below:

(a)                                 “Account” means the account maintained on behalf of the Participant by the Custodian for the purpose of investing in Stock and engaging in other transactions permitted under the Plan.

(b)                                 “Administrator” means the Board or a committee of the Board appointed by the Board to administer the Plan and serving at its pleasure. Unless otherwise designated by the Board, the Administrator shall be the Compensation and Human Resources Committee of the Board as constituted by the Board from time to time.

(c)                                  “Board” means the Board of Directors of the Company.

(d)                                 “Code” means the Internal Revenue Code of 1986, as amended from time to time.  References to any provision of the Code will be deemed to include successor provisions thereto and regulations thereunder.

(e)                                  “Earnings” means that portion of a Participant’s compensation which constitutes gross remuneration under the payroll system of the Company and the Participating Subsidiaries and payable to a Participant during a given pay period. Earnings shall include commissions, overtime, shift differential and other amounts includible in the definition of “compensation” provided in the Treasury Regulations promulgated under Section 415 of the Code, plus any amount that would be so included but for the fact that it was contributed to a qualified plan or cafeteria plan pursuant to Section 401(k) or Section 125 of the Code, or excluded as a qualified transportation fringe benefit payment under Section 132(f)(4) of the Code, but not including (i) payments under stock option plans and other employee benefit plans or other amounts excluded from the definition of “compensation” provided in the Treasury Regulations under Section 415 of the Code, or (ii) bonuses.  The Administrator, in its discretion, may, on a uniform and nondiscriminatory basis, establish a different definition of Earnings for an Offering Period, provided it shall at all times be in compliance with Section 423 of the Code.

(f)                                   “Effective Date” means July 1, 2016.

(g)                                  “Employee” means a person classified as an employee of the Company or a Participating Subsidiary (including an officer or director who is also an employee) for payroll purposes, as determined in the sole discretion of the Company.  Notwithstanding the foregoing, if a person is engaged in a non-employee status (including, but not limited to, as an independent contractor, an individual being paid through an employee leasing company or other third party agency or other type of contingent worker) and is subsequently reclassified by the Company, the Internal Revenue Service, or a court as an employee for payroll purposes, such person, for purposes of this Plan, shall be deemed an Employee from the actual (and not the effective) date of such reclassification, unless expressly provided otherwise by the Company.

(h)                                 “Enrollment Date” means the first day of each Offering Period.

(i)                                     “Fair Market Value,” unless otherwise required by an applicable provision of the Code, as of any date, means the closing sale price of the Stock as reported on the New York Stock Exchange, or if listed on any other established stock exchange or national market system, the closing sale price on such exchange or system.  In the event that there are no sales of Stock on such exchange or system on the Enrollment or Purchase Date, then the Fair Market Value shall be deemed to be the closing sale price on the immediately preceding day on which Stock was sold on such exchange or system.

(j)                                    “Offering” means an offering of Stock pursuant to Purchase Rights under the Plan.

(k)                                 “Offering Period” means the period designated by the Administrator or its designee with respect to which Participants will be granted Purchase Rights.  Until such time as the Administrator or its designee specifies otherwise, Offering Period will mean each calendar quarter period beginning on the first trading day in January, April, July and October and ending on the last trading day of March, June, September, and December, respectively.

(l)                                     “Participant” means an Employee of the Company or a Participating Subsidiary who satisfies the eligibility criteria set forth in Section 5 and is participating in the Plan.

(m)                             “Participating Subsidiary” means a Subsidiary designated by the Administrator, or such other duly authorized committee of the Board, as a corporation, organization, or other entity, whose Employees, if eligible pursuant to Section 5, may participate in the Plan.

(n)                                 “Purchase Date” means the last day of each Offering Period.

(o)                                 “Purchase Right” means a Participant’s option to purchase shares of Stock that is deemed to be outstanding and exercisable during an Offering Period in accordance with the Plan.  A Purchase Right represents an “option” as such term is used under Section 423 of the Code.

(p)                                 “Stock” means the common stock of the Company, and such other securities as may be substituted or re-substituted for Stock under Section 4.

(q)                                 “Subsidiary” or “Subsidiaries” means any corporation (other than the Company) in an unbroken chain of corporations beginning with the Company if each of the corporations (other than the last corporation in the unbroken chain) owns stock possessing more than 50% of the total combined voting power of all classes of stock in one of the other corporations in the chain, including a corporation that becomes a Subsidiary during the term of the Plan.

SECTION 3.                         ADMINISTRATION OF THE PLAN

The Plan shall be administered by the Administrator.  The Administrator shall have full power and authority, not inconsistent with the express provisions of the Plan, to construe and interpret the Plan, including the authority to:

(a)                                 grant Purchase Rights and authorize the issuance of shares;

(b)                                 prescribe, make and amend all rules, regulations, guidelines, procedures and policies for administering the Plan;

(c)                                  take any other actions necessary or desirable for the administration of the Plan;

(d)                                 appoint persons and entities to act as designated representatives, including acting as Administrator subcommittees, on its behalf in administering the Plan pursuant to its provisions;

(e)                                  decide all questions and settle all disputes that may arise in connection with the Plan; and

(f)                                   correct any defect or supply any omission or reconcile any inconsistency with ambiguity in the Plan.

All interpretations, decisions and determinations made by the Administrator shall be final, binding and conclusive on all persons concerned.

Without regard to whether any Participant’s Purchase Right may be considered adversely affected, the Company may, from time to time, consistent with the Plan and with the requirements of Section 423 of the Code, establish, change or terminate such rules, guidelines, policies, procedures, limitations, or adjustments as deemed advisable by the Company, in its discretion, for the proper administration of the Plan, including, without limitation, (a) a minimum payroll deduction amount required for participation in an Offering, (b) a limitation on the frequency or number of changes permitted in the rate of payroll deduction during an Offering, (c) whether such deductions may be made as a percentage of salary or as a fixed dollar amount, (c) an exchange ratio applicable to amounts withheld or paid in a currency other than United States dollars, (d) a payroll deduction greater or lesser than the amount designated by a Participant in order to adjust for the Company’s delay or mistake in processing a participation election or otherwise affecting a Participant’s election under the Plan, or to comply with the requirements of Section 423 of the Code, and (e) the determination of the date and manner by which the Fair Market Value of a share of

Stock is determined for purposes of administration of the Plan. All such actions by the Company shall be taken consistent with the requirements under Section 423(b)(5) of the Code that all Participants granted Purchase Rights pursuant to an Offering shall have the same rights and privileges within the meaning of such section, except as otherwise permitted by the regulations under Section 423 of the Code.

SECTION 4.                         NATURE AND NUMBER OF SHARES RESERVED

The shares of Stock subject to issuance under the terms of the Plan shall be authorized but unissued shares or previously issued shares reacquired and held by the Company.  The aggregate number of shares that may be issued under the Plan shall not exceed 2,000,000 shares of Stock. If on a given Purchase Date the number of shares with respect to which Purchase Rights are to be exercised exceeds the number of shares then available under the Plan, the Administrator or its designee shall make a pro rata allocation of the shares remaining available for purchase in as uniform a manner as shall be practicable and as it shall determine to be equitable.

In the event of any reorganization, recapitalization, stock split, reverse stock split, stock dividend, combination of shares, exchange of shares, merger, consolidation, offering of rights or other similar change in the capital structure of the Company, the Administrator may make such adjustment, if any, as it deems appropriate in the number, kind and purchase price of the shares available for purchase under the Plan and in the maximum number of shares which may be issued under the Plan.

SECTION 5.                         ELIGIBILITY

(a)                                 Each Employee of the Company or a Participating Subsidiary may enroll in the Plan for any Offering Period if such Employee is eligible as described in this Section 5 at the Enrollment Date, unless:

(1)                                 At the time of enrollment, the Employee’s customary employment is 20 hours or fewer per week, or the Employee’s customary employment is for not more than five months in any calendar year, or the Employee cannot legally enter into the obligations of a Participant;

(2)                                 Such person would upon enrollment be deemed to own, for purposes of Section 423(b)(3) of the Code, an aggregate of five percent (5%) or more of the total combined voting power or value of all outstanding shares of all classes of the Company or any parent or Subsidiary (including in a person’s ownership, the maximum number of shares that he or she could acquire under Section 8(d)); or

(3)                                 The Employee is a citizen or resident of a non-United States jurisdiction (without regard to whether they are also citizens of the United States or resident aliens) and (i) the grant of a Purchase Right under the Plan or Offering to a citizen or resident of the foreign jurisdiction is prohibited under the local law of such jurisdiction or (ii) compliance with the local law of such jurisdiction would cause the Plan or Offering to violate the requirements of Section 423 of the Code.

(b)                                 The Administrator may allow Employees who would otherwise be excluded under Section 5(a) to participate in one or more separate Offerings of the Plan to the extent permitted or required under local law.

(c)                                  The Company will notify an Employee of the date as of which he or she is eligible initially to enroll in the Plan and the prescribed enrollment procedures.

SECTION 6.                         ENROLLMENT

(a)                                 Initial Enrollment.  Each Employee who is or who will become eligible on or before a given Enrollment Date under Section 5, may initially enroll in the Plan by completing and submitting a properly completed enrollment form or other method of registration to the Company (which includes a payroll deduction authorization or other authorized form of contribution for the Offering Period) in a form acceptable to the Administrator in accordance with enrollment procedures prescribed by the Administrator, and at least fifteen (15) business days prior to the commencement of such Offering Period, or by such other date as the Administrator may prescribe.  Participation in the Plan is voluntary.

(b)                                 Payroll or Other Contributions.  An enrolled Participant will make after-tax contributions under the Plan by means of payroll deductions from each payroll period which ends during the Offering Period, or one or more other forms of contributions specified by the Administrator for a particular Offering during that Offering Period, at the rate elected by the Participant in his or her enrollment form submitted for the Offering Period.  The rate of payroll or other authorized form of contributions elected by a Participant, shall be an amount equal to at least 1%, but not more than 20%, of the Participant’s Earnings for each payroll period; provided, however, that the Administrator or its designee, from time to time, may specify a higher or lower maximum rate, subject to Section 3 hereof, for all purchases to occur during the relevant Offering Period and shall so specify before the first day of an Offering Period. The Administrator or its designee may specify whether payroll or other authorized form of contributions from the Participant shall be a percentage of Earnings or a fixed monetary amount.  Payroll deductions shall commence on the first payroll date following the Enrollment Date and ending on the last payroll date on or before the Purchase Date. The foregoing and any election of a Participant notwithstanding, a Participant’s rate of payroll or other authorized form of contributions will be adjusted downward by the Company at any time or from time to time as necessary to ensure that the limit on the amount of Stock purchased as set forth in Section 8 is not exceeded.

(c)                                  Election Changes.  A Participant may elect to increase, decrease, or discontinue payroll or other authorized forms of contributions for future Offering Periods by submitting a new enrollment form or other form of registration not later than 14 calendar days prior to the Enrollment Date for the Offering Period or such other deadline as the Administrator or its designee may establish prior to such Offering Period.  Any election to increase or decrease payroll deductions shall be effective as soon as practicable following the Enrollment Date of that Offering Period. A Participant may not elect to increase or decrease payroll or other forms of permitted contributions during an Offering Period, except that a Participant’s payroll or other forms of permitted contributions will be automatically discontinued upon the submission of an election to withdraw payroll or other forms of permitted contributions prior to a Purchase Date, as specified in Section 7.

(d)                                 Automatic Reenrollment for Subsequent Offering Periods.  A Participant whose enrollment in and payroll or other authorized form of contributions under the Plan continue throughout an Offering Period will automatically be reenrolled in the Plan for the next Offering Period unless (i) the Participant terminates enrollment before the Enrollment Date for the next Offering Period, (ii) on such Enrollment Date he or she is ineligible to participate under Section 5, or (iii) such other form of contributions are not permitted for such subsequent Offering Period.  The rate of payroll or other authorized form of contributions for a Participant who is automatically reenrolled for an Offering Period will be the same as the rate of payroll or other authorized form of contributions in effect at the end of the preceding Offering Period, unless the Participant submits a new enrollment form prior to the Enrollment Date for the Offering Period designating a different rate of payroll or other authorized form of contributions in accordance with Section 6(c) above.

(e)                                  Holding of Payroll and Other Contributions.  All payroll and other contributions by a Participant under the Plan will be received and held by the Company (and/or a Participating Subsidiary) until the end of the Offering Period, and will represent unfunded obligations of the Company (or such Participating Subsidiary) unless otherwise required by local law.  Except to the extent required by local law, such amounts are not required to be segregated and may be used by the Company (or the Participating Subsidiary) for any corporate purpose.

SECTION 7.                         WITHDRAWAL OF PAYROLL AND OTHER CONTRIBUTIONS; REFUND OF PAYROLL AND OTHER CONTRIBUTIONS UPON TERMINATION OF EMPLOYMENT.

(a)                                 A Participant may elect to withdraw all (but not less than all) of his or her payroll and other contributions for a given Offering Period by submitting a notice of withdrawal (in accordance with the procedures prescribed by the Administrator) not later than fourteen calendar days prior to the Purchase Date for such Offering Period or such other deadline as the Administrator or its designee may establish prior to an Offering Period.  In addition, if the Participant ceases to be employed by the Company or its Participating Subsidiaries prior to the Purchase Date, his or her payroll and other contributions for that Offering Period shall be refunded.  In either case, the Company shall promptly pay to the Participant (or his or her estate, in the event of death) the amount of such payroll and other contributions in accordance with Section 7(b) below.  No further payroll or other contributions shall be made by the Participant in that Offering Period or subsequent Offering Period unless the Participant is eligible under Section 5 and reenrolls as specified in Section 6(a).

(b)                                 Refund of Unused Payroll and Other Contributions.  If any of a Participant’s payroll or other permitted contributions are not applied to the purchase of shares on the Purchase Date (for example, if the number of shares purchased is limited under Section 8(a)), the portion of such payroll and other contributions not applied to the purchase of shares shall be promptly refunded to the Participant.  No amounts of interest will be credited or payable by the Company (or a Participating Subsidiary) on payroll or other contributions pending investment in Stock, or upon withdrawal, refund upon termination, or refund of any unused portion, or in any other circumstance under the Plan.

SECTION 8.                         PURCHASES OF STOCK

(a)                                 Purchase Rights.  Each Employee who is a Participant on the Enrollment Date will, as of such day, be granted a Purchase Right.  Such Purchase Right will be for the number of whole shares (rounded down to the nearest whole share) of Stock to be determined by dividing (i) $25,000, minus the aggregate Fair Market Value (determined as of the Enrollment Date) of the applicable Offering Period of the shares of Stock previously purchased by the Participant during the calendar year, by (ii) the Fair Market Value of a share of Stock as of the Enrollment Date for the Purchase Period.  In no event shall the number of shares of Stock subject to a Participant’s Purchase Right and purchasable in any Offering Period exceed the lesser of (i) the number of shares obtained by dividing $25,000 by the Fair Market Value of a share of Stock on the Enrollment Date for such Offering Period, or (ii) the maximum number of shares permitted to be purchased under Section 8(d) below.  The Administrator may impose a different limit on the number of shares of Stock or the value of shares of Stock that a Participant may purchase in each Offering Period, provided that such limitations shall be imposed prior to the start of the relevant Offering Period and shall at all times be in compliance with Section 423 of the Code.

(b)                                 Purchase Price.  The purchase price of Stock issued pursuant to the exercise of a Purchase Right shall be eighty-five percent (85%) of the lower of the Fair Market Value of Stock on (a) the Enrollment Date for the Offering Period, or (b) the Purchase Date for the Offering Period.

(c)                                  Automatic Exercise and Purchase.  The Purchase Right will be automatically exercised on the Purchase Date for the Offering Period.  At or as promptly as practicable after the Purchase Date for an Offering Period, the aggregate amount of the Participant’s payroll and other permitted contributions for the Offering Period will be applied by the Company to the purchase of shares of Stock, in accordance with the terms of the Plan.  Thereupon, the Company will deliver the shares of Stock purchased for deposit into a brokerage account established for each Participant.  Payment for Stock purchased upon exercise of a Purchase Right will be made only through payroll or other authorized form of contributions in accordance with Section 6(a).

(d)                                 Accrual Limitations.

(1)                                 No Participant shall be entitled to accrue the rights to acquire Stock pursuant to any Purchase Right outstanding under the Plan if and to the extent such accrual, when aggregated with (A) the rights to purchase Stock accrued under any other purchase right granted under the Plan and (B) similar rights accrued under any other employee stock purchase plans (within the meaning of Section 423 of the Code) of the Company or Subsidiary, would otherwise permit such Participant to purchase $25,000 worth of stock of the Company (determined on the basis of the Fair Market Value of such stock on the date or dates such rights are granted) for each calendar year such rights are at any time outstanding.

(2)                                 For purposes of applying such accrual limitations, the following provisions shall be in effect:

(i)                                     The right to acquire Stock under each outstanding Purchase Right shall accrue on the Purchase Date in effect for the Offering Period for which such right is granted.

(ii)                                  No right to acquire Stock under any outstanding Purchase Right shall accrue to the extent the Participant has already accrued in the same calendar year the right to acquire Stock under one (1) or more other purchase rights at a rate equal to $25,000 worth of Stock (determined on the basis of the Fair Market Value of such stock on the date or dates of grant) for each calendar year such rights were at any time outstanding.

(3)                                 If by reason of such accrual or share limitations described above, any Purchase Right of a Participant does not accrue for a particular Offering Period, then the payroll deductions and other contributions which the Participant made during that Offering Period with respect to such Purchase Right shall be refunded without interest.

(e)                                  Proration of Purchase Rights.  The Administrator will reduce, on a substantially proportionate basis, the number of shares of Stock receivable by each Participant upon exercise of his or her Purchase Right for an Offering Period in the event that the number of shares then available under the Plan is otherwise insufficient, and will return without interest any unused cash remaining in the Participant’s Account as soon as administratively practicable.

SECTION 9.                         RESTRICTIONS ON SALE, TRANSFER FROM ACCOUNT, AND WITHDRAWAL OR TRANSFER OF SHARES

(a)                                 The Administrator shall have the discretionary authority to require that the shares of Stock purchased on behalf of each Participant be deposited directly into a brokerage account which the Company shall establish for the Participant at a Company-designated brokerage firm.  In such event, the Administrator shall have the authority to require any or all of the following restrictions to apply with respect to the deposited shares of Stock:

(1)                                 A Participant shall not have the ability to request that any of the shares of Stock so held be reissued in the Participant’s own name and the stock certificates be delivered to the Participant until two years (or such shorter period of time as the Administrator may designate) have elapsed since the Purchase Date of such shares of Stock (the “Holding Period”);

(2)                                 All sales of shares of Stock be performed through the licensed broker for the brokerage account established pursuant to this Section 9(a) during the Holding Period; and

(3)                                 All Participants must abstain from selling or otherwise transferring shares of Stock purchased pursuant to this Plan for the Holding Period.

(b)                                 In addition to the limitations described in Section 9(a) above, and except as otherwise provided in Section 9(d) below, the deposited shares may not be transferred (either electronically or in certificate form) from the brokerage account until the later of: (i) the end of the two (2) year period measured from the Participant’s Enrollment Date for the Offering Period in which the shares were purchased or (ii) the end of the one (1) year period measured from the Purchase Date of those shares.

(c)                                  Such limitations described in Sections 9(a) and 9(b) above shall apply both to transfers to different accounts with the same Plan broker and to transfers to other brokerage firms.  Any shares held for the required holding periods specified in Sections 9(a) and (b), as applicable, may be transferred (either electronically or in certificate form) to other accounts or to other brokerage firms.

(d)                                 The foregoing procedures shall not in any way limit the Participant’s right to sell the deposited shares at a time other than as determined by the Administrator pursuant to Section 9(a) above.  These procedures are designed, in part, to ensure that any sale of shares prior to the satisfaction of the required holding period under Section 423(a)(1) of the Code is made through the brokerage account established under Section 9(a).  The Participant may request a stock certificate or share transfer from his or her brokerage account  prior to the satisfaction of such required holding period, but not before the expiration of the Holding Period, should the Participant wish to make a gift of any shares held in that account.  However, shares may not be transferred (either electronically or in certificate form) from the brokerage account for use as collateral for a loan, unless those shares have been held for the required holding period pursuant to Sections 9(a) and (b) above.

(e)                                  The foregoing procedures shall apply to all shares of Stock purchased by the Participant under the Plan, whether or not the Participant continues in Employee status.

SECTION 10.                  TERMINATION OF EMPLOYMENT

(a)                                 Termination Other Than Death.  Subject to Section 9, upon the termination of a Participant’s employment with the Company or a Participating Subsidiary for any reason other than death, the Participant’s participation in the Plan shall terminate immediately.  The Participant’s Account balance shall be frozen to future accruals and the balance of the Participant’s Account will be refunded to the Participant, without interest, as soon as administratively practicable and the Participant will have no further rights under the Plan.

(b)                                 Distribution of Account Upon Termination.  Upon termination of employment of a Participant and subject to Section 9, the Custodian will continue to maintain the Participant’s Account until the earlier of such time as the Participant withdraws or transfers all Stock in the Account or one year after the Participant ceases to be employed by the Company or its Participating Subsidiaries.  At the expiration of such one year period (or longer restriction period in the case of a brokerage account under Section 9), the assets in Participant’s Account shall be withdrawn or transferred as elected by the Participant or, in the absence of such election, as determined by the Administrator.

(c)                                  Death of Participant.  Each Participant may designate one or more beneficiaries who, in the event of the Participant’s death, would receive any Stock and/or cash credited to the Participant under the Plan.  In the case of a Participant who is married at time of death, the Administrator may condition any designation of a beneficiary other than the Participant’s spouse on the written consent of such spouse.  Such designation will also provide for the election by the Participant of either (i) cancellation of the Participant’s Purchase Right upon his or her death or (ii) application as of the Purchase Date of the balance of the deceased Participant’s Account at the time of death to the exercise of the Purchase Right.  In absence of a valid election otherwise, the death of a Participant will be deemed to effect a cancellation of his or her Purchase Right.  A designation of beneficiary and election may be changed by the Participant at any time prior to the Participant’s death.  Any such designation or change in designation, if made in accordance with the Plan and in a form and manner that is acceptable to the Administrator, shall be effective upon receipt by the Company and shall be the exclusive means of designating a beneficiary under the Plan.  In the absence of a proper beneficiary designation under the Plan, a deceased Participant will be deemed to have elected cancellation under (i) above, and the balance in his or her Account under the Plan will be refunded without interest to his or her estate.

(d)                                 Distribution of Account Upon Death. As soon as administratively feasible after the death of a Participant, any Stock and/or cash credited to the Participant under the Plan shall be delivered to the Participant’s designated beneficiaries or, in the absence of such designation, to the executor, administrator or other legal representative of the Participant’s estate.  Such delivery and payment shall relieve the Company of further liability to the deceased Participant or his or her beneficiaries with respect to the Plan.  If more than one beneficiary is designated, each beneficiary shall receive an equal portion of the account unless the Participant has given express contrary instructions.

SECTION 11.                  TRANSFERABILITY/ENCUMBRANCE

No Participant may sell, pledge, assign, transfer or otherwise create a lien on any funds, securities, rights or other property held for the account of the Participant under the Plan, except as provided in Section 10.  A Participant’s right to purchase shares under the Plan shall be exercisable during the Participant’s lifetime only by the Participant.  If this provision is violated, the Participant’s election to purchase Stock shall terminate and the only obligation of the Company remaining under the Plan will be to refund to the Participant the amount then credited to his or her Account.

SECTION 12.                  GENERAL

(a)                                 Compliance With Legal and Other Requirements.  The Plan, the granting and exercising of Purchase Rights hereunder, and the other obligations of the Company and the Custodian under the Plan will be subject to all applicable federal, state, local and foreign laws, rules, and regulations, and to such approvals by any regulatory or governmental agency as may be required.  The Company may, in its discretion, postpone the issuance or delivery of Stock upon exercise of Purchase Rights until completion of such registration or qualification of such Stock or other required action under any federal, state, local or foreign law, rule, or regulation, listing or other required action with respect to any automated quotation system or stock exchange upon which the Stock or other Company securities are designated or listed, or compliance with any other contractual obligation of the Company, as the Company may consider appropriate, and may require any Participant to make such representations and furnish such information as it may consider appropriate in connection with the issuance or delivery of Stock in compliance with applicable laws, rules, and regulations, designation or listing requirements, or other contractual obligations.

(b)                                 Compliance with Section 423.  It is the intent of the Company that this Plan comply in all respects with applicable requirements of Section 423 of the Code and regulations thereunder with respect to Offerings designated by the Administrator to be Offerings under Section 423 of the Code.  Accordingly, if any provision of this Plan with respect to such designated Offerings does not comply with such requirements, such provision will be construed or deemed amended to the extent necessary to conform to such requirements.

(c)                                  Costs.  Costs and expenses incurred in the administration of the Plan and maintenance of Accounts will be paid by the Company, including annual fees of the Custodian.  The Participant shall be solely responsible for any fees, costs and commissions imposed by the Custodian for the withdrawal, transfer or sale of Stock acquired under the Plan and for other services unrelated to the purchase of Stock under the Plan.

(d)                                 Statements to Participants.  Participants will be provided with statements at least annually which shall set forth the contributions made by the Participant to the Plan, the purchase price of any shares of Stock purchased with accumulated funds, the number of shares of Stock purchased, and any payroll deduction amounts remaining in the Participant’s account.

(e)                                  No Right to Continued Employment.  Neither the Plan nor any action taken hereunder, including the grant of a Purchase Right, will be construed as giving any Employee the right to be retained in the employ of the Company or any of its Subsidiaries, nor will it interfere in any way with the right of the Company or any of its Subsidiaries to terminate any Employee’s employment at any time.

(f)                                   Taxes.  The purchase of Stock will be subject to withholding of all applicable income tax, employment tax, payroll tax, social security tax, social insurance, contributions, payment on account obligations or other payments required to be withheld, collected or accounted for in connection with purchase of Stock under the Plan (“Taxes”).  The Company or any Participating Subsidiary is authorized to withhold from any payment to be made to a Participant, including any payroll and other payments not related to the Plan, amounts of Taxes due in connection with any transaction under the Plan, and a Participant’s enrollment in the Plan will be deemed to constitute his or her consent to such withholding.  The Company may require a Participant to remit to the Company (or a Participating Subsidiary) the amount of such Taxes and may take such other action as may be necessary in the opinion of the Company or any Participating Subsidiary to satisfy withholding obligations for the payment of Taxes.  In addition, the Administrator reserves the right to require Participants to advise the Company of sales and other dispositions of Stock acquired under the Plan in order to permit the Company to comply with tax laws and to claim any tax deductions to which the Company may be entitled with respect to the Plan.

(g)                                  Changes to the Plan.  The Board shall have the exclusive authority to increase the total number of shares of Stock available for issuance under the Plan and to terminate the Plan at any time.  The Administrator may amend or alter the Plan (other than to increase the total number of shares of Stock available for issuance under the Plan) at any time;

provided, however, that any such action by the Company or the Administrator will be subject to the approval of the Company’s stockholders if such stockholder approval is required by any federal or state law or regulation or the rules of any automated quotation system or stock exchange on which the Stock may then be quoted or listed, or if such stockholder approval is necessary in order for the Plan to continue to meet the requirements of Section 423 of the Code.  Upon termination of the Plan, the Board may elect to terminate all outstanding Purchase Rights at such time as the Board may designate; if such termination results in termination of any Purchase Right prior to its exercise, all of a Participant’s payroll contributions not invested in Stock will be returned to the Participant (without interest) as promptly as practicable.

(h)                                 No Rights to Participate; No Stockholder Rights.  No Participant or Employee will have any claim to participate in the Plan with respect to Offering Periods that have not commenced, and the Company will have no obligation to continue the Plan.  No Purchase Right will confer on any Participant any of the rights of a stockholder of the Company unless and until Stock is duly issued or transferred to the Custodian and credited to the Participant’s Account.

(i)                                     Fractional Shares.  Unless otherwise determined by the Administrator or its designee, purchases of Stock under the Plan shall not result in the crediting of fractional shares of Stock to the Participant’s Stock Account.  The Administrator shall refund a Participant’s payroll and other contributions remaining after the purchase of the greatest possible number of whole shares on a given Purchase Date.

(j)                                    Nonexclusivity of the Plan.  Neither the adoption of the Plan by the Board nor its submission to the stockholders of the Company for approval will be construed as creating any limitations on the power of the Board to adopt such other compensatory arrangements as it may deem desirable, including, without limitation, the granting of stock options otherwise than under the Plan, and such arrangements may be either applicable generally or only in specific cases.

(k)                                 Successors and Assigns. The Plan shall be binding on the Company and its successors and assigns.

(l)                                     Governing Law.  The Plan and all related documents shall be governed by, and construed in accordance with, the laws of the State of Delaware, without reference to principles of conflict of laws.  If any provision hereof shall be held by a court of competent jurisdiction to be invalid and unenforceable, the remaining provisions of the Plan shall continue to be fully effective.

(m)                             Effective Date; Term.  The Plan is effective as of the Effective Date, July 1, 2016, subject to prior approval of the Plan by the Company’s stockholders.  If not sooner terminated under the provisions of Section 12(g), the Plan shall automatically terminate upon and no further payroll deductions shall be made and no further Purchase Rights shall be granted after the date all of the shares of Stock reserved for issuance under the Plan, as increased and/or adjusted from time to time, have been sold under the Plan.